Exhibit 99.1

Stereotaxis Completes Acquisition of Robocath

St. Louis, USA & Rouen, France, July 9, 2026 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today announced that it has completed its previously announced acquisition of Robocath, an innovator of robotic technologies for interventional cardiology and neurointerventions.

Robocath will now be fully integrated into Stereotaxis, combining complementary technologies and expertise to accelerate the development of next-generation robotic solutions for electrophysiology, interventional cardiology, and neurointerventions. The combined platform strengthens Stereotaxis’s position as the leader in robotic technologies across the full spectrum of endovascular procedures.

“We’re very excited to join Stereotaxis,” said Philippe Bencteux, Robocath Founder and CEO. “Combining the strengths, expertise, and technologies of two pioneers in endovascular robotics, we now have the opportunity to accelerate innovation, expand our global reach, and bring robotic solutions to many more physicians and patients around the world.”

“The addition of Robocath’s technology and team to Stereotaxis accelerates our strategy, enhances our technological leadership, provides attractive commercial synergies in an expanded addressable market, and supports new strategic opportunities,” said David Fischel, Stereotaxis Chairman and CEO.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.stereotaxis.com.

About Robocath

Founded in 2009 by Philippe Bencteux, MD, Robocath designs, develops and markets smart robotic solutions to treat cardiovascular and neurovascular diseases. Robocath robotic solutions integrate a unique bionic technology that optimizes the safety of robotic-assisted coronary angioplasty. Robocath’s robotic solutions are designed to operate with precision and perform accurate movements, creating better interventional conditions. Robocath has obtained CE and NMPA certifications for its first robotic solution. Several multicenter clinical studies have been conducted, and a meta-analysis has demonstrated R-One’s safety and efficacy as it achieved more than 98% technical procedure success with no major adverse cardiovascular events. Currently R-One is used in Europe and China. Robocath, based in Rouen (France), a world leader in vascular robotics, continues to push the boundaries of interventional cardiology technology by developing smart digital solutions. Its ambition is to guarantee equal access to treatment for vascular emergencies through the development of remote interventions, offering the best care for all.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These forward-looking statements include without limitation statements regarding the recently completed acquisition of Robocath, the anticipated financial performance of Stereotaxis and Robocath related thereto, including the anticipated benefits expected from the acquisition, the potential strategic implications as a result of the acquisition, and the potential for achievement of the regulatory and commercial milestones that would trigger contingent payments in the transaction. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involving the following: the ability of Stereotaxis to successfully integrate Robocath’s operations, and continue the commercialization, development and sales of Robocath’s products and services, and disruption of Robocath’s or Stereotaxis’s current plans and operations as a result thereof; the ability of Robocath or Stereotaxis to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Stereotaxis to implement its plans, forecasts and other expectations with respect to Robocath’s business following the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Stereotaxis to realize the anticipated benefits from the transaction in the anticipated amounts or within the anticipated timeframes or at all; the ability to maintain relationships with Stereotaxis’s and Robocath’s respective employees, customers, other business partners and governmental authorities; and the other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Additional information will also be set forth in future filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com